                                                                    EXHIBIT 21.1

                            MATRIX SERVICE COMPANY
                                 Subsidiaries


          Matrix Service, Inc., an Oklahoma corporation
          Matrix Service Mid-Continent, Inc., an Oklahoma corporation Petrotank Equipment, Inc., an Oklahoma corporation
          San Luis Tank Piping Construction Co., Inc., a Delaware corporation Tank Supply, Inc., an Oklahoma corporation
          West Coast Industrial Coatings, Inc., a California corporation
          Colt Construction Company, a Delaware corporation
          Heath Engineering, Ltd., an Ontario, Canada corporation
          Midwest International, Ltd., a Delaware corporation
          Brown Steel Contractors, Inc., a Georgia corporation
          General Service Corporation, a Delaware corporation